Exhibit 99.1

CONTACT:	William Koziel
(847) 597-8800

Così, Inc. Reports 2011 First Quarter Results

DEERFIELD, IL – May 12, 2011 – Così, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported a net loss for the first quarter ended March 28, 2011 of $(2,140,000), or $(0.04) per basic and diluted common share, compared with a net loss of $(3,054,000), or $(0.06)  per basic and diluted common share, for the 2010 first quarter.

Così’s total revenues for the 2011 first quarter decreased by $3,890,000 to $23,709,000 from $27,599,000 in the 2010 first quarter.  Company-owned net restaurant sales were $23,005,000 for the first quarter compared to $27,074,000 for the 2010 first quarter with the resulting $4,069,000 decline related primarily to the sale of thirteen Company-owned restaurants to a franchisee during the second quarter of 2010.  Franchise fees and royalty revenues for the quarter contributed $704,000 compared to $525,000 in the 2010 first quarter.  The increase over last year’s first quarter was due primarily to royalties from the thirteen restaurants acquired by a franchisee from the Company during the second quarter of 2010.

System-wide comparable restaurant sales for the first quarter as measured for restaurants in operation for more than 15 months recorded an aggregate 1.7% increase as compared to the first quarter of 2010.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants is as follows:

For the 13 weeks ended March 28, 2011
Company-owned	3.0%
Franchise-operated	(0.5%)
Total System	1.7%

“We’re pleased to announce our fourth consecutive quarter of positive comparable sales growth as well as improvement in our operating margins in spite of the severe winter weather experienced in many of our markets during the first quarter,” said James Hyatt, Così's President and Chief Executive Officer. “We remain focused on driving sales and traffic across all dayparts, while staying committed to controlling restaurant and administrative costs.”

2011 First Quarter Financial Performance Review

Così’s aforementioned $4,069,000 decrease in first quarter Company-owned net sales as compared to the 2010 first quarter was largely related to the sale of thirteen Company-owned restaurants in Washington D.C. to a franchisee during the 2010 second quarter. The decline was partially offset by the 3.0% increase in Company-owned comparable net sales during the quarter which was comprised of a 1.5% increase in traffic and a 1.5% increase in average guest check.

For the first quarter, Così reported a 170 basis point decrease in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the first quarter of 2010. The change resulted from decreases of 140 and 40 basis points, as a percentage of net sales, in labor and related benefits expense and cost of food and beverage, respectively, partially offset by a 10 basis point increase, as a percentage of net sales, in occupancy and other restaurant operating expenses.  The decrease in labor and related benefits expense as a percentage of net sales was due primarily to the impact of a price increase taken at the end of the second quarter of 2010 as well as the leveraging impact of the comparable restaurant net sales increase on the fixed portion of these costs during the period.  The decrease in the cost of food and beverage as a percentage of net sales was due primarily to the impact of a price increase taken at the end of the second quarter of 2010, improved margins on certain limited-time promotional menu offerings compared to last year’s first quarter, and savings on certain commodities purchased as compared to the same period last year.

During the same period, the Company reduced its general and administrative expenses by 8% or $265,000, to $3,056,000 or 12.9% of total revenues from $3,321,000 or 12.0% of total revenues in the 2010 first quarter.

Così reported that as of March 28, 2011 it had cash and cash equivalents of $9,284,000 and virtually no debt other than lease obligations.

About Così, Inc.
Così® (http://www.getcosi.com) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 82 Company-owned and 59 franchise restaurants operating in eighteen states, the District of Columbia and the United Arab Emirates. The Così® vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2011 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of March 28, 2011 and December 27, 2010
(dollars in thousands, except share and per share data)

	March 28,	December 27,
	2011	2010
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$9,284	$10,307
Accounts receivable, net	709	697
Notes receivable, current portion	574	506
Inventories	731	744
Prepaid expenses and other current assets	1,460	1,639
Total current assets	12,758	13,893

Furniture and fixtures, equipment and leasehold improvements, net	14,208	15,009
Notes receivable, net of current portion	1,057	1,195
Other assets	1,221	1,254
Total assets	$29,244	$31,351

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,080	$2,992
Accrued expenses	9,380	9,237
Deferred franchise revenue	61	61
Current portion of other long-term liabilities	435	545
Total current liabilities	12,956	12,835

Deferred franchise revenue	2,238	2,238
Other long-term liabilities, net of current portion	4,360	4,592
Total liabilities	19,554	19,665

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
51,738,891 and 51,682,891 shares issued, respectively	517	517
Additional paid-in capital	283,532	283,388
Treasury stock, 239,543 shares at cost	(1,198)	(1,198)
Accumulated deficit	(273,161)	(271,021)
Total stockholders' equity	9,690	11,686
Total liabilities and stockholders' equity	$29,244	$31,351

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations
For the Three Month Periods Ended March 28, 2011 and March 29, 2010
(dollars in thousands, except share and per share data)

	Three Months Ended
	March 28,	March 29,
	2011	2010
	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$23,005	$27,074
Franchise fees and royalties	704	525
Total revenues	23,709	27,599

Costs and expenses:
Cost of food and beverage	5,296	6,329
Restaurant labor and related benefits	8,742	10,664
Occupancy and other restaurant operating expenses	7,703	9,044
	21,741	26,037
General and administrative expenses	3,056	3,321
Depreciation and amortization	1,065	1,380
Closed store costs	21	-
Lease termination expense	17	1
Gain on sale of assets	(41)	(87)
Total costs and expenses	25,859	30,652
Operating loss	(2,150)	(3,053)

Other income (expense):
Interest expense	-	(1)
Other income	10	-

Net loss	$(2,140)	$(3,054)

Per Share Data:
Loss per share, basic and diluted	$(0.04)	$(0.06)

Weighted average shares outstanding:	51,254,279	48,982,134

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percent of Revenues

	Three Months Ended
	March 28,		March 29,
	2011		2010

Revenues:
Restaurant net sales	97.0%		98.1%
Franchise fees and royalties	3.0		1.9
Total revenues	100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	23.0		23.4
Restaurant labor and related benefits (1)	38.0		39.4
Occupancy and other restaurant operating expenses (1)	33.5		33.4
	94.5		96.2
General and administrative expenses	12.9		12.0
Depreciation and amortization	4.5		5.0
Closed store costs	0.1		-
Lease termination expense	0.1		-
Gain on sale of assets	(0.2)		(0.3)
Total costs and expenses	109.1		111.1
Operating loss	(9.1)		(11.1)
Other income	0.1		-
Net loss	(9.0	) %	(11.1	) %

(1)	Expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

Cosi, Inc.
System-wide Restaurants

	For the Three Months Ended
	March 28, 2011			March 29, 2010
	Company- Owned	Franchise	Total	Company- Owned	Franchise	Total

Restaurants at beginning of period	83	59	142	99	46	145
New restaurants opened	-	-	-	-	-	-
Restaurants permanently closed	1	-	1	-	2	2
Restaurants at end of period	82	59	141	99	44	143